EXHIBIT 99b

FOR RELEASE:      IMMEDIATELY

CONTACT:          JAMES HYMAN, PRESIDENT (908) 730-7630          PRESS RELEASE
                  ADRIAN MADONIA, JR.    (908) 788-9660

--------------------------------------------------------------------------------

            UNITY BANCORP, INC. ANNOUNCES FIRST QUARTER 1997 EARNINGS
            ---------------------------------------------------------


CLINTON, NEW JERSEY, APRIL 24, 1997...UNITY BANCORP, INC. (AMEX: UBI), parent company of FIRST COMMUNITY BANK, reported net income of $196.5 thousand for the first quarter of 1997, off 8% from the first quarter of 1996 net income of $213.7 thousand.

On December 31st, the Bank opened a new office in Union followed by a Linden branch, which is now open and operating. Costs associated with the development of both branches and with the American Stock Exchange listing obtained in January, contributed to the increased expenses during the first quarter.

The Corporation achieved a 44.6% increase in total assets to $187.6 million at March 31, 1997, compared to $129.7 million a year earlier. Net loans jumped 50.9% to $104.3 million from $69.1 million last year. Total deposits rose 41.1% to $168.0 million, compared to $119.0 million at March 31, 1996.

"Net interest income increased 36% to $3.3 million from $2.4 million, and non-interest income increased 29% to $564 thousand from $438 thousand for the respective quarters,: reported Chairman and Chief Executive Officer Robert

Van Volkenburgh. "These increases helped fund the expansion of the Bank's balance sheet and physical facilities during the past year. We have made a significant investment in expanding our franchise throughout the Central New Jersey corridor and expect great benefit from this investment as the branches mature in their respective markets."

UNITY BANCORP, INC.'S subsidiary FIRST COMMUNITY BANK (AMEX: UBI) is a community oriented full-service commercial bank, providing a wide range of business and consumer financial services through its main office in Clinton and its five branches located in North Plainfield, Flemington, Springfield, Scotch Plains and Union, New Jersey.

For additional information about the Bank's financial services, call 1-800-540-4790, or visit FCB's Internet page at http://members.aol.com/FCB.JC. E-mail can be addressed to the Bank at FCBJC@aol.com.




                                  Page 9